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                                                                      EXHIBIT 10

                              EMPLOYMENT AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 15th day of June, 2004, by and between ADVO, Inc., a Delaware corporation (the "Company") and Bobbie Gaunt (the "Executive").

      WHEREAS, the Company desires to employ Executive as Interim Chief Executive Officer of the Company upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties agree as follows:

      1. DUTIES. Executive shall be employed as Interim Chief Executive Officer of the Company. Executive shall be responsible for all aspects of the Company's operations and shall fulfill such duties under the direction and consistent with the policies established by the Board of Directors of the Company. Executive shall also be responsible for recruiting and hiring a permanent CEO and for assisting in the transition of the new CEO.

      2. TERM OF EMPLOYMENT. The term of Executive's employment hereunder shall commence on or around June 15, 2004, and continue through December 31, 2004 (the "Term"). The Company has the right to terminate Executive's employment during the Term only for Cause (as such term is defined below). In the event the Company terminates Executive's employment during the Term without Cause, the Company shall continue to pay Executive's salary and other benefits provided herein for the balance of the Term.

            The term "Cause" shall mean an act or omission by Executive that the Board of Directors of the Company has reasonably concluded falls within one or more of the following:

            (a)   fraud or dishonesty; or

            (b) indictment of a felony or any crime involving moral turpitude or which could reflect unfavorably upon the Company.

      3. COMPENSATION. The Company shall pay Executive a salary in an amount equal to $90,000.00 (Ninety thousand dollars) per month, payable in accordance with the Company's normal payroll procedures. The Company agrees to pay Executive a gross up payment to compensate her for any incremental increase in her state tax liability based on Connecticut versus Michigan tax rates. Executive shall also receive a grant of 4500 shares of restricted stock in the Company in January, 2005 to the same extent as if she had remained an independent director of the Company throughout 2004.

      4. EXPENSES. The Company shall either reimburse Executive or directly pay Executive's expenses incurred in temporarily relocating to Connecticut, including but not limited to, actual moving and other relocation expenses and, housing costs during the Term. The Company shall also pay for an automobile for Executive's use during the Term, including all insurance, repair and other costs associated with the automobile. The Company shall reimburse Executive for reasonable and necessary expenses incurred by her in the normal course of performing her duties under this Agreement, such reimbursement to be made periodically upon presentation of appropriate receipts or other substantiation in accordance with the Company's policies. The Company shall reimburse Executive for legal fees incurred in connection with the negotiation, preparation and enforcement of this Agreement.

      5. MISCELLANEOUS BENEFITS AND VACATION. Executive shall be entitled to participate in such employee benefit programs as may be in effect during the Term for comparable level employees. The corporate plane shall be available for Executive's use, including but not limited to, commuting back and forth between Michigan and Connecticut on the weekends. Executive shall be entitled to paid vacation based on mutual agreement of the parties taking into consideration Executive's previous vacation commitments.

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      6.    WITHHOLDING. Executive acknowledges that certain payments provided for herein are subject to withholding and other taxes.

      7. ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by Executive and may be assigned by the Company only after obtaining the prior written consent of Executive, and no such consent shall operate as a waiver of any other rights pursuant to this Agreement. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

      8. ENTIRE AGREEMENT. This Agreement, along with all instruments and agreements referred to in this Agreement, contains the entire agreement of the parties hereto relating to the employment of Executive by the Company and supersedes all oral or written agreements, commitments, or understandings between the parties hereto with respect to the matters provided herein.

      9. CONSTRUCTION AND SEVERABILITY. This Agreement shall be governed by the laws of the State of Michigan. Each provision of this Agreement shall be considered separable and, if for any reason any provision herein is determined to be invalid, such invalidity shall not impair or otherwise affect the validity of the other provisions of this Agreement. Moreover, the parties agree to replace such invalid provision with a substitute provision that will satisfy the intent of the parties.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and the year first above written.

                                 ADVO, Inc. a Delaware corporation

                                 By:  /s/ JOHN MAHONEY
                                     ----------------------------
                                     John Mahoney
                                      Its:   Lead Director

                                 By:  /s/ DAVID DYER
                                     ----------------------------
                                     David Dyer
                                     Chair, Corporate Governance Committee

                                      /s/ BOBBIE GAUNT
                                     ----------------------------
                                     Bobbie Gaunt
                                     "Executive"